FOR IMMEDIATE RELEASE

KRISPY KREME DOUGHNUTS, INC. REPORTS FINANCIAL RESULTS FOR THE FOURTH
QUARTER AND FISCAL YEAR ENDED JANUARY 31, 2016

Winston-Salem, NC – March 22, 2016 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the fourth quarter and fiscal year ended January 31, 2016, and provided adjusted EPS guidance for fiscal 2017 (ending January 29, 2017).

Fourth Quarter Fiscal 2016 Highlights Compared to the Year-Ago Period:

●	Revenues increased 4.0% to $130.4 million from $125.4 million.
●	Systemwide domestic same store sales rose 1.6%, including a 0.2% gain at Company shops; constant currency international franchise same store sales declined 7.1%.
●

Operating income rose 12.1% to $10.7 million from $9.6 million including impairment charges and lease termination costs of $4.4 million in the fourth quarter of fiscal 2016 and $0.9 million in the prior year quarter.

●	Net income was $8.2 million ($0.13 per share) compared to $6.5 million ($0.10 per share) in the fourth quarter last year.
●

Adjusted earnings per share rose to $0.22 per share from $0.17 per share; adjusted net income and adjusted earnings per share are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings accompanying this release).

Fiscal 2016 Highlights Compared to Last Year:

●	Revenues increased 5.8% to $518.7 million from $490.3 million.
●	Systemwide domestic same store sales rose 3.9%, including a 2.4% gain at Company shops; constant currency international franchise same store sales declined 3.9%.
●	Systemwide store count rose 13.6% during the year to 1,121 Company and franchise shops worldwide.
●	Operating income rose 8.0% to $52.1 million from $48.2 million including impairment charges and lease termination costs of $4.7 million in the current year compared to $1.0 million in the prior year.
●	Net income was $32.4 million ($0.48 per share) compared to $30.1 million ($0.44 per share) last year.
●	Adjusted earnings per share rose to $0.80 per share from $0.70 per share last year.
●	Cash provided by operating activities was $78.9 million compared to $62.9 million in fiscal 2015.
●	The Company repurchased 2.8 million shares of its common stock under the Board of Directors’ approved authorization for a total cost of $50.0 million.

President and Chief Executive Officer Tony Thompson commented: “We are pleased with continued growth of the Krispy Kreme brand throughout fiscal 2016. During the year, we increased total revenue by almost 6%, adjusted earnings per share by 14%, operating cash flow by 26% and expanded our worldwide store count by 14% to over 1,100 stores. Systemwide domestic same store sales also rose nearly 4% as we had our seventh consecutive year of positive same store sales at Company stores. We thank our entire team and our franchise partners for their contributions to our ongoing success.”

Thompson continued: “We believe fiscal 2017 will be another year of sustainable growth as we partner with new and existing franchisees to spread the joy of Krispy Kreme throughout the world. As part of these efforts, we are refining our retail store model to deliver better returns while executing on our four key business drivers: accelerating global growth; leveraging technology; enhancing our core menu; and maximizing brand awareness. We remain excited about our brand’s long-term potential and believe we are well positioned to drive earnings and cash flow growth in the future. We also plan to continue returning a significant portion of our excess cash flow to shareholders via on-going share repurchases.”

Share Repurchase Authorization

In recognition of the Company’s continuing ability to generate cash flow in excess of its current business needs, the Board of Directors increased the Company’s share repurchase authorization by $100 million in March 2016 from $155 million to $255 million. With this increase, the Company has current authorization to repurchase an additional $143.4 million worth of shares.

Results for the Quarter Ended January 31, 2016

Consolidated Results

In addition to the results included in the highlights above, direct operating expenses for the fourth quarter increased to $103.6 million from $99.4 million in the comparable period last year, and as a percentage of total revenues increased slightly to 79.5% from 79.3%.

General and administrative expenses were $6.6 million in the fourth quarter compared to $9.2 million in the same period a year ago. General and administrative expenses in the fourth quarter of fiscal 2015 include a $2.5 million charge for the settlement of amounts due under an employment agreement with the Company’s former chief executive officer.

Impairment charges and lease termination costs totaled $4.4 million in the fourth quarter of fiscal 2016 compared to $0.9 million in the fourth quarter of the prior year. Impairment charges and lease termination costs in the fourth quarter of the current year principally relate to the Company’s decision to close certain shop locations.

During the fourth quarter of fiscal 2016, the Company recorded a one-time gain of approximately $810,000 as a result of conveying its membership interest in an equity method franchisee to the majority owner upon receipt of payment for all outstanding indebtedness.

The effective income tax rate was 24.8% in the fourth quarter of the current year compared to 31.4% in the same quarter last year. Income tax expense in the fourth quarter of this year includes credits of $1.7 million reflecting additional tax benefits expected to be realized from the Company’s net operating loss and tax credit carryovers resulting from an increase in management’s estimate of future annual earnings.

Segment Results

Company Stores revenues increased 4.3% to $87.3 million in the fourth quarter of fiscal 2016, driven by an 8.4% increase in on-premises sales as store operating weeks increased 9.4% and same store sales increased 0.2%. Sales within the consumer packaged goods category, which represents just under half of the Company Stores segment revenues, were down slightly compared to the prior year. Company Stores segment operating income decreased from $4.0 million to $2.4 million in the fourth quarter of this year as a result of the Company Stores contribution margin decreasing from 15.7% to 12.5%. The margin decrease was primarily due to increased discounts associated with marketing promotional activities in the fourth quarter of this year combined with favorable self-insurance adjustments recorded in the fourth quarter of the prior year as a result of improved claims experience.

Domestic Franchise revenues increased 24.3% to $4.2 million reflecting higher royalties and initial franchise fees. Total sales by domestic franchisees rose 9.4%, and same store sales at domestic franchise shops increased 2.5%. The Domestic Franchise segment generated operating income of $3.2 million this year compared to $2.1 million in the fourth quarter last year.

International Franchise revenues decreased 3.4% to $7.4 million from $7.6 million in the fourth quarter last year principally due to unfavorable foreign exchange rates which adversely affected royalty revenues and segment operating income by approximately $500,000. Sales by international franchise stores declined 4.0%, largely due to adverse foreign exchange rate impacts. Excluding the effects of changes in foreign exchange rates, international franchise stores sales rose 3.7%. Constant currency same store sales at international franchise stores declined 7.1%, reflecting, among other things, the normal, on-going impact of high shop growth on existing unit sales resulting from the market penetration strategy of our international franchisees. International Franchise segment operating income decreased to $5.4 million compared to $5.6 million in the fourth quarter last year primarily due to the negative impact of foreign exchange rates.

KK Supply Chain revenues (including sales to Company stores) rose 1.4% to $64.2 million and external KK Supply Chain revenues rose 2.8% to $31.5 million. KK Supply Chain generated operating income of $12.2 million compared to $11.4 million in the fourth quarter last year.

Fiscal 2017 Outlook

Management announced its guidance for adjusted earnings per share for fiscal 2017 of $0.87 to $0.91 per share, compared to $0.80 per share in fiscal 2016. On a GAAP basis, the Company projects fiscal 2017 earnings per share of $0.54 to $0.58 per share compared to $0.48 per share in fiscal 2016.

The Company’s above guidance for fiscal 2017 is based on the following expectations:

●	approximately 30 new domestic shops including 10 Company shops;
●	approximately 120 to 140 net new international franchise shops;
●	capital expenditures of approximately $30 million;
●	continued growth in systemwide domestic same store sales;
●	relatively flat agricultural commodity and lower fuel costs compared to fiscal 2016, largely offset by increased store level labor and incentive costs;
●	continued negative effects of a stronger U.S. dollar; and
●	effective tax rate of 40%.

Conference Call

The Company will host a conference call to review fiscal 2016 fourth quarter and annual financial results, as well as management’s outlook for fiscal 2017, this afternoon at 5:00 p.m. (ET). A webcast of the conference call will be available at www.krispykreme.com. The conference call also can be accessed over the phone by dialing (877) 407-0784 or, for international callers, by dialing (201) 689-8560. An archived replay of the call will be available shortly after its conclusion by dialing (877) 870-5176, or (858) 384-5517 for international callers; the passcode is 13630302. The audio replay will be available through March 29, 2016.

About Krispy Kreme Doughnuts, Inc.

The Company is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, N.C., the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, there are over 1,100 Krispy Kreme shops in more than 25 countries around the world. Connect with Krispy Kreme at www.krispykreme.com.

###

Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “forecast,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations and changes in sales volume; risks associated with the use and implementation of information technology; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; actions by franchisees that could harm our business; our ability to implement our domestic and international growth strategy; our ability to implement and operate our domestic shop model; political, economic, currency and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients, and the price of motor fuel; our relationships with wholesale customers; reliance on third parties in many aspects of our business; our ability to protect our trademarks and trade secrets; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; compliance with government regulations relating to food products and franchising; and increased costs or other effects of new government regulations. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results, performance or achievements to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three Months Ended		Year Ended
	January 31,	February 1,	January 31,	February 1,
	2016	2015	2016	2015
	(In thousands, except per share amounts)
Revenues	$130,360	$125,367	$518,714	$490,334
Operating expenses:
Direct operating expenses (exclusive of depreciation and
amortization expense shown below)	103,640	99,420	414,481	395,944
General and administrative expenses	6,578	9,221	27,646	28,558
Depreciation and amortization expense	4,076	3,354	16,199	12,840
Impairment charges and lease termination costs	4,437	905	4,723	955
Pre-opening costs related to Company Stores	906	1,357	2,667	2,530
Losses on commodity derivatives, net	-	1,546	900	2,124
(Gain) on refranchisings, net of business acquisition
charges	-	-	-	(854)
Operating income	10,723	9,564	52,098	48,237
Interest income and (expense), net	(358)	(212)	(1,272)	(450)
Equity in losses of equity method franchisees	-	53	-	(118)
Other non-operating income and (expense), net	595	136	1,008	547
Income before income taxes	10,960	9,541	51,834	48,216
Provision for income taxes	2,714	2,995	19,436	18,156
Net income	$8,246	$6,546	$32,398	$30,060

Earnings per common share:
Basic	$0.13	$0.10	$0.50	$0.45
Diluted	$0.13	$0.10	$0.48	$0.44

Weighted average shares outstanding:
Basic	64,406	66,503	65,221	66,360
Diluted	65,734	68,590	66,907	68,929

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET
(Unaudited)

	January 31,	February 1,
	2016	2015
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$50,785	$50,971
Receivables, net	28,426	28,581
Inventories	16,312	18,194
Other current assets	3,619	6,856
Total current assets	99,142	104,602
Property and equipment	127,709	115,758
Goodwill and other intangible assets	30,985	30,070
Deferred income taxes	74,874	91,523
Other assets	10,165	10,760
Total assets	$342,875	$352,713

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of lease obligations	$326	$333
Accounts payable and accrued liabilities	49,393	49,625
Total current liabilities	49,719	49,958
Lease obligations, less current portion	11,217	9,354
Other long-term obligations and deferred credits	25,799	25,615

Commitments and contingencies

Total shareholders' equity	256,140	267,786
Total liabilities and shareholders’ equity	$342,875	$352,713

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Year Ended
	January 31,	February 1,
	2016	2015
	(In thousands)
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$32,398	$30,060
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	16,199	12,840
Deferred income taxes	16,650	15,729
Impairment charges	4,926	901
Loss on disposal of property and equipment	161	238
(Gain) on refranchising	-	(1,247)
Share-based compensation	5,584	4,466
Unrealized (gains) losses on commodity derivative positions	(1,811)	1,498
Other	187	1,128
Net change in assets and liabilities	4,644	(2,739)
Net cash provided by operating activities	78,938	62,874
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(28,934)	(31,447)
Proceeds from disposals of property and equipment	541	2,341
Acquisition of stores and franchise rights from franchisees	(1,877)	(7,152)
Proceeds from refranchising	-	1,847
Other investing activities	1,114	766
Net cash used for investing activities	(29,156)	(33,645)
CASH FLOW FROM FINANCING ACTIVITIES:
Repayment of lease obligations	(340)	(384)
Proceeds from exercise of stock options	1,933	10,259
Repurchase of common shares	(51,561)	(43,881)
Net cash used for financing activities	(49,968)	(34,006)
Net decrease in cash and cash equivalents	(186)	(4,777)
Cash and cash equivalents at beginning of year	50,971	55,748
Cash and cash equivalents at end of year	$50,785	$50,971

Supplemental schedule of non-cash investing and financing activities:
Assets acquired under leasing arrangements	$2,139	$8,045

KRISPY KREME DOUGHNUTS, INC.

NON-GAAP FINANCIAL INFORMATION
(Unaudited)

Management evaluates the Company’s results of operations using, among other measures, adjusted net income and adjusted earnings per share, which reflect the provision for income taxes only to the extent such taxes are currently payable in cash. In addition, management excludes from adjusted net income charges and credits that are unusual and infrequently occurring. Management believes adjusted net income and adjusted earnings per share are useful performance measures because they more closely measure the cash flows generated by the Company’s operations and the trends in those cash flows than do GAAP net income and earnings per share, and because they exclude the effects of transactions that are not indicative of the Company’s ongoing results of operations. Adjusted net income and adjusted earnings per share are non-GAAP measures.

As of January 31, 2016, the Company had net deferred income tax assets of approximately $75 million, of which approximately $26 million related to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers totaled approximately $124 million.

The Company has reported cumulative pretax income of over $220 million since the beginning of fiscal 2010, and the Company also has generated significant taxable income during this period. However, because of the Company’s utilization of its federal and state net operating loss carryovers and other deferred tax assets, the Company’s cash payments for income taxes have been relatively insignificant during this period. As a result, the provision for income tax expense has substantially exceeded cash payments for income taxes. Until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to continue to substantially exceed the amount of cash income taxes payable by the Company.

The Company recorded impairment charges and lease termination costs of approximately $4.4 million in the fourth quarter of fiscal 2016. The majority of these charges relate to stores closed in fiscal 2016 and stores expected to be closed in early fiscal 2017. Impairment charges and lease termination costs of this magnitude and nature are excluded from adjusted net income because including them is not representative of the ongoing performance of the Company’s remaining assets.

The Company recorded a pretax charge of approximately $2.5 million in the fourth quarter of fiscal 2015 for the settlement of amounts due under an employment agreement with the Company’s former chief executive officer. That officer transitioned from the Company’s executive chairman role to the non-employee role of non-executive chairman of the Board of Directors in late January 2015.

The following non-GAAP financial information and related reconciliation of adjusted net income to GAAP net income are provided to assist the reader in understanding the effects of the above facts and transactions on the Company’s results of operations. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable, as well as, reflect the ongoing performance of the business. These non-GAAP performance measures are consistent with other measurements made by management in the operation of the business which do not consider certain impairment charges and lease termination costs and income taxes except to the extent to which those taxes currently are payable, for example, in capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

	Management's		Historical Periods
	Earnings Outlook		Three Months Ended		Year Ended
	Year Ending January 29, 2017		January 31,	February 1,	January 31,	February 1,
	From	To	2016	2015	2016	2015
	(In thousands, except per share amounts)
Net income, as reported	$34,800	$36,800	$8,246	$6,546	$32,398	$30,060
Impairment charges and lease
termination costs	-	-	4,437	-	4,437	-
Charge for settlement of employment
contract	-	-	-	2,464	-	2,464
Provision for deferred income taxes	20,600	21,700	1,956	2,348	16,650	15,729
Adjusted net income	$55,400	$58,500	$14,639	$11,358	$53,485	$48,253

Adjusted earnings per common
share - diluted	$0.87	$0.91	$0.22	$0.17	$0.80	$0.70

Weighted average shares
outstanding - diluted	64,000	64,000	65,734	68,590	66,907	68,929

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Year Ended
	January 31,	February 1,	January 31,	February 1,
	2016	2015	2016	2015
	(In thousands)
Revenues:
Company Stores:
On-premises sales	$48,838	$45,064	$190,444	$167,362
Consumer packaged goods - wholesale sales	38,469	38,680	159,051	157,944
Company Stores revenues	87,307	83,744	349,495	325,306
Domestic Franchise	4,202	3,381	15,498	13,450
International Franchise	7,371	7,631	27,736	28,598
KK Supply Chain:
Total revenues	64,195	63,292	254,540	244,688
Less – intersegment sales elimination	(32,715)	(32,681)	(128,555)	(121,708)
External KK Supply Chain revenues	31,480	30,611	125,985	122,980
Total revenues	$130,360	$125,367	$518,714	$490,334

Operating income:
Company Stores	$2,402	$3,955	$15,500	$12,222
Domestic Franchise	3,228	2,058	9,724	8,065
International Franchise	5,429	5,587	20,354	20,026
KK Supply Chain	12,246	11,376	44,841	42,726
Total segment operating income	23,305	22,976	90,419	83,039
General and administrative expenses	(6,578)	(9,221)	(27,646)	(28,558)
Corporate depreciation and amortization expense	(661)	(383)	(2,385)	(1,489)
Impairment charges and lease termination costs	(4,437)	(905)	(4,723)	(955)
Other operating expenses	(906)	(2,903)	(3,567)	(3,800)
Consolidated operating income	$10,723	$9,564	$52,098	$48,237

Depreciation and amortization expense:
Company Stores	$3,116	$2,782	$12,736	$10,534
Domestic Franchise	16	14	65	135
International Franchise	-	1	-	5
KK Supply Chain	283	174	1,013	677
Corporate	661	383	2,385	1,489
Total depreciation and amortization expense	$4,076	$3,354	$16,199	$12,840

KRISPY KREME DOUGHNUTS, INC.

SUPPLEMENTAL FINANCIAL AND OPERATING INFORMATION
(Unaudited)

Three Months Ended
January 31,	February 1,	Change
2016	2015	vs LY
Company-operated stores (all domestic):
Stores at beginning of period	116	104
Opened	5	8
Closed	(5)	(1)
Stores at end of period	116	111

Domestic Franchise stores:
Stores at beginning of period	176	165
Opened	6	3
Closed	(1)	(1)
Stores at end of period	181	167

International Franchise stores:
Stores at beginning of period	792	656
Opened	39	57
Closed	(7)	(4)
Stores at end of period	824	709

Total systemwide store count	1,121	987

Systemwide Sales (in thousands):(1)
Company stores	$86,634	$83,037	4.3%
Domestic Franchise stores	91,378	83,496	9.4%
International Franchise stores	122,444	127,550	(4.0)%
International Franchise stores, in constant dollars(2)	122,444	118,132	3.7%

Company Stores Supplemental Information (in thousands):
Company Stores revenues	$87,307	$83,744	4.3%

Company Stores contribution(3)	$10,925	$13,163	(17.0)%
Other segment expenses, net (including depreciation and
amortization expense)	8,523	9,208	(7.4)%
Company Stores operating income	$2,402	$3,955	(39.3)%

Company Stores contribution margin	12.5%	15.7%	(320)	basis points

Company Stores - Store Operating Weeks	1,548	1,415	9.4%

Change in Same Store Sales (retail sales only):(4)
Company stores	0.2%	2.4%
Domestic Franchise stores	2.5%	3.9%
International Franchise stores	(13.2)%	(8.3)%
International Franchise stores, in constant dollars(2)	(7.1)%	(2.8)%

Company Stores - Consumer Packaged Goods - wholesale sales:(5)
Change in average weekly number of doors	1.9%	2.0%
Change in average weekly sales per door	(2.9)%	0.5%

KRISPY KREME DOUGHNUTS, INC.

SUPPLEMENTAL FINANCIAL AND OPERATING INFORMATION
(Unaudited)

	Year Ended
	January 31,	February 1,	Change
	2016	2015	vs LY
Company-operated stores (all domestic):
Stores at beginning of period	111	95
Opened	12	13
Closed	(8)	(1)
Acquired (divested)	1	4
Stores at end of period	116	111

Domestic Franchise stores:
Stores at beginning of period	167	159
Opened	19	15
Closed	(4)	(3)
Acquired (divested)	(1)	(4)
Stores at end of period	181	167

International Franchise stores:
Stores at beginning of period	709	574
Opened	140	151
Closed	(25)	(16)
Stores at end of period	824	709

Total systemwide store count	1,121	987

Systemwide Sales (in thousands):(1)
Company stores	$346,538	$322,521	7.4%
Domestic Franchise stores	361,605	337,072	7.3%
International Franchise stores	479,851	476,364	0.7%
International Franchise stores, in constant dollars(2)	479,851	431,231	11.3%

Company Stores Supplemental Information (in thousands):
Company Stores revenues	$349,495	$325,306	7.4%

Company Stores contribution(3)	$52,465	$46,969	11.7%
Other segment expenses, net (including depreciation and
amortization expense)	36,965	34,747	6.4%
Company Stores operating income	$15,500	$12,222	26.8%

Company Stores contribution margin	15.0%	14.4%	60	basis points

Company Stores - Store Operating Weeks	5,969	5,284	13.0%

Change in Same Store Sales (retail sales only):(4)
Company stores	2.4%	1.3%
Domestic Franchise stores	4.8%	3.7%
International Franchise stores	(12.2)%	(4.7)%
International Franchise stores, in constant dollars(2)	(3.9)%	(2.7)%

Company Stores - Consumer Packaged Goods - wholesale sales:(5)
Change in average weekly number of doors	0.5%	1.9%
Change in average weekly sales per door	(0.9)%	(1.1)%

(1)	Systemwide sales, a non-GAAP financial measure, include sales by both Company and franchise Krispy Kreme stores but exclude sales among Company and franchise stores. The Company believes systemwide sales data are useful in assessing consumer demand for the Company’s products, the overall success of the Krispy Kreme brand and, ultimately, the performance of the Company. All of the Company’s royalty revenues are computed as percentages of sales made by the Company’s domestic and international franchisees, and substantially all of KK Supply Chain’s external sales of doughnut mixes and other ingredients ultimately are determined by demand for the Company’s products at franchise stores. Accordingly, sales by the Company’s franchisees have a direct effect on the Company’s royalty and KK Supply Chain revenues, and therefore on the Company’s profitability. The Company’s consolidated financial statements appearing elsewhere herein include sales by Company stores, sales to franchisees by the KK Supply Chain segment, and royalties and fees received from franchise stores based on their sales, but exclude sales by franchise stores to their customers.
(2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
(3)	Company Stores contribution represents Company Stores revenues less costs of food, beverage and packaging; labor and benefit costs; vehicle costs; occupancy and other store related costs and excludes depreciation and amortization expense; marketing expenses and segment general and administration expenses. Company Stores contribution is a non-GAAP financial measure and the Company believes this is a useful measure to assess and evaluate the performance of its Company Stores segment.
(4)	The change in “same store sales” represents the aggregate retail sales (excluding fundraising sales) during the current year period for all stores which had been open for 18 or more months during the current year period divided by the aggregate retail sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 18 consecutive months, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation.
(5)	Company Stores consumer packaged goods – wholesale sales “average weekly number of doors” represents the average number of customer locations to which product deliveries to grocers/mass merchants and convenience stores are made during a week by Company Stores and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

Krispy Kreme Contacts:

Investor Relations:	Media:

Anita K. Booe	Darryl Carr
(336) 703-6902	(336) 726-8996
abooe@krispykreme.com	dcarr@krispykreme.com